     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2001.

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                         SHURGARD STORAGE CENTERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           WASHINGTON                          6798                          91-1603837
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                         1155 VALLEY STREET, SUITE 400
                           SEATTLE, WASHINGTON 98109
                                 (206) 624-8100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                                CHARLES K. BARBO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         SHURGARD STORAGE CENTERS, INC.
                         1155 VALLEY STREET, SUITE 400
                           SEATTLE, WASHINGTON 98109
                                 (206) 624-8100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:

                              MICHAEL E. STANSBURY
                               P. AMY REISCHAUER
                                PERKINS COIE LLP
                         1201 THIRD AVENUE, SUITE 4800
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 583-8888
                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
     TITLE OF EACH CLASS            AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING       REGISTRATION
OF SECURITIES TO BE REGISTERED     REGISTERED(1)        PER DEBENTURE(2)          PRICE(2)                FEE
----------------------------------------------------------------------------------------------------------------------
7 3/4% Notes Due 2011.........      $200,000,000              100%              $200,000,000            $50,000
======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2) Equals the aggregate principal amount of the securities being registered.

                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 20, 2001

PROSPECTUS

                        [SHURGARD STORAGE CENTERS LOGO]

                         SHURGARD STORAGE CENTERS, INC.

                               OFFER TO EXCHANGE

  7 3/4% NOTES DUE 2011 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED FOR ANY AND ALL OF ITS OUTSTANDING 7 3/4% NOTES DUE 2011 THAT
    WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED
                           -------------------------

     Shurgard Storage Centers, Inc., a Washington corporation, hereby offers to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $200 million in aggregate principal amount of its 7 3/4% notes due 2011, which we refer to as the "exchange notes," for the same principal amount of its outstanding 7 3/4% notes due 2011, which we refer to as the "original notes."

     The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will generally be freely transferable and do not contain terms with respect to additional interest. We will issue the exchange notes under the indenture governing the original notes. For a description of the principal terms of the exchange notes, see "Description of the Notes."

     THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. EDT, ON            , 2001,
UNLESS WE EXTEND THE OFFER. You may withdraw any original notes that you tender pursuant to this exchange offer at any time prior to the expiration date; otherwise, such tenders are irrevocable. We will receive no cash proceeds from this exchange offer.

     The exchange notes constitute a new issue of securities for which there is no established trading market. Any original notes not tendered and accepted in this exchange offer will remain outstanding. To the extent original notes are tendered and accepted in this exchange offer, your ability to sell untendered, and tendered but unaccepted, original notes could be adversely affected. Following consummation of this exchange offer, the original notes will continue to be subject to their existing transfer restrictions and we will have no further obligations to provide for the registration of the original notes under the Securities Act of 1933, as amended. Banc of America Securities LLC and Merrill Lynch & Co. have advised us that they currently intend to make a market in the exchange notes; however, they are not obligated to do so and they may discontinue any market making activity at any time without notice. Therefore, we cannot guarantee that an active trading market will develop or give assurances as to the liquidity of the trading market for either the original notes or the exchange notes.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for original notes where the broker-dealer acquired such original notes for its own account as a result of market-making activities or other trading activities. We will make copies of this prospectus available to any broker-dealer for use in connection with any such resale.

     INVESTING IN THE EXCHANGE NOTES INVOLVES CERTAIN RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

     This prospectus and the letter of transmittal are first being mailed to all
holders of the original notes on             , 2001.
                           -------------------------

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2001.

                          FORWARD-LOOKING INFORMATION

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" that appears in this prospectus describe some, but not all, of the factors that could cause these differences.

                         HOW TO OBTAIN MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You may also read our filings at the SEC's Web site at http://www.sec.gov.

     On June 20, 2001, we filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or its Web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

     The SEC allows us to "incorporate by reference" into this prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed:

     - our amended Annual Report on Form 10-K/A for the year ended December 31, 1999 filed on January 25, 2001, Commission File No. 0-23466;

     - our Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 14, 2001, Commission File No. 0-23466;

     - our amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, each filed on March 29, 2001, Commission File No. 001-11455;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 11, 2001, Commission File No. 0-23466;

     - our Current Reports on Form 8-K, filed on January 18, 2001, February 16, 2001 and February 23, 2001, Commission File No. 001-11455;

     - our Current Report on Form 8-K filed on February 8, 2000, as amended by Forms 8-K/A, filed on February 8, 2000 and May 23, 2001, Commission File No. 0-23466;

     - our Current Report on Form 8-K, filed on February 9, 2001, as amended by Form 8-K/A filed on March 14, 2001, Commission File No. 001-11455;

     - the description of the class A common stock in our Registration Statement on Form 8-A filed on April 19, 1995, as amended by Amendment No. 1 on Form 8-A/A filed on April 26, 1995, under Section 12(g) of the Exchange Act, Commission File No. 001-11455;

     - the description of the preferred share purchase rights in our Registration Statement on Form 8-A filed on April 19, 1995, as amended by Amendment No. 1 on Form 8-A/A filed on April 26, 1995, under Section 12(g) of the Exchange Act, Commission File No. 001-11455;

     - the description of the 8.80% series B cumulative redeemable preferred stock in our Registration Statement on Form 8-B filed on July 16, 1997, under Section 12(b) of the Exchange Act, Commission File No. 001-11455;

     - the description of the 8.70% series C cumulative redeemable preferred stock in our Registration Statement on Form 8-A filed on December 4, 1998, under Section 12(b) of the Exchange Act, Commission File No. 001-11455;

     - the description of the 8.75% series D cumulative redeemable preferred stock in our Registration Statement on Form 8-A filed on February 23, 2001, under Section 12(b) of the Exchange Act, Commission File No. 001-11455; and

     - all other documents filed by Shurgard pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering.

     You may obtain copies of these documents, other than exhibits, free of charge by contacting our corporate secretary at our principal offices, which are located at 1155 Valley Street, Suite 400, Seattle, Washington 98109, telephone number (206) 624-8100.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate after the date on the front of the document. Information contained on our Web site will not be deemed to be a part of this prospectus.
                           -------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. In this prospectus, the words "we," "our," "ours" and "us" refer to Shurgard Storage Centers, Inc. and its subsidiaries, joint ventures and predecessors, unless the context ensures otherwise. The following summary contains basic information about the offering.

                                    SHURGARD

     We are a real estate investment trust ("REIT") that develops, acquires, owns and manages self-storage centers and related operations. Our self-storage centers offer storage space for personal and business uses. We are one of the four largest operators of self-storage centers in the United States and, together with our predecessors, have been in the self-storage business since 1972. Our strategy is to be the global leader in storage products and services by offering high quality, conveniently located and secure self-storage and a high level of customer service. This strategy enables us to position ourselves as a premium-priced storage provider in our target markets. We seek to own and operate self-storage centers that are located in major metropolitan areas along retail and high-traffic corridors.

     As of March 31, 2001, we operated a network of 434 storage centers and three business parks located throughout the United States and in Europe. Of these properties, we own directly and through our subsidiaries and joint ventures, 404 properties containing approximately 25.9 million net rentable square feet. Of the 404 properties we own, 354 are located in 19 states in the United States and 50 are located in Europe. For the year ended December 31, 2000, our self-storage centers, including the business parks, had a weighted average annual net rentable square foot occupancy of 83% and a weighted average rent per net rentable square foot of $10.80. For the quarter ended March 31, 2001, our self-storage centers, including the business parks, had a weighted average annual net rentable square foot occupancy rate of 82% and a weighted average rent per net rentable square foot of $11.05. We also manage, for third parties, 32 self-storage centers and one business park containing approximately
1.8 million net rentable square feet.

     We employed approximately 1,000 persons as of March 31, 2001, and are headquartered in Seattle, Washington, with regional offices in Chicago, Illinois; San Francisco, California; Detroit, Michigan; San Antonio, Texas; and Bellevue, Washington. Our executive offices are located at 1155 Valley Street, Suite 400, Seattle, Washington 98109, and our telephone number is (206) 624-8100.

     We were incorporated in Delaware on July 23, 1993 and began operations through the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships that were sponsored by Shurgard Incorporated. On March 24, 1995, Shurgard Incorporated merged with and into Shurgard Storage Centers, Inc., and we became self-administered and self-managed. In May 1977, we reincorporated in the state of Washington.

                         SUMMARY OF THE EXCHANGE OFFER

     On February 20, 2001, we completed a private offering of the original notes. We received net proceeds of approximately $198.5 million (inclusive of approximately $1.5 million of issuance costs) from the sale of the original notes.

     In connection with the offering of original notes, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer for the original notes by September 18, 2001. In the exchange offer, you are entitled to exchange your original notes for exchange notes, with substantially identical terms, that are registered with the SEC. You should read the discussion under the heading "The Exchange Notes" beginning on page 7 and "Description of the Notes" beginning on page 28 for further information about the exchange notes. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights for your original notes.

The Exchange Offer           We are offering to exchange up to $200 million
                             principal amount of the exchange notes for up to $200 million principal amount of the original notes. Original notes may only be exchanged in $1,000 increments.

                             The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not contain provisions for an increase in their stated interest rate.

                             Original notes that are not tendered for exchange will continue to be subject to transfer restrictions and will not have registration rights. Therefore, the market for secondary resales of original notes that are not tendered for exchange is likely to be minimal.

                             We will issue registered exchange notes on or promptly after the expiration of this exchange offer.

Expiration Date              The exchange offer will expire at 5:00 p.m. EDT, on
                                         , 2001, unless we decide to extend the
                             expiration date. Please read "The Exchange
                             Offer -- Extensions, Delay in Acceptance,
                             Termination or Amendment" on page 20 for more information about an extension of the expiration date.

Withdrawal of Tenders        You may withdraw your tender of original notes at
                             any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any original notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange
Offer We will not be required to accept original notes for exchange:

                             - if the exchange offer would be unlawful or would
                               violate any interpretation of the staff of the SEC or

                             - if any legal action has been instituted or
                               threatened that would impair our ability to proceed with the exchange offer.

                             The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered. Please read "The Exchange Offer -- Conditions to the Exchange Offer" on page 21 for more information about the conditions to the exchange offer.

Procedures for Tendering
  Original Notes             If your original notes are held through The
                             Depositary Trust Company, or "DTC," and you wish to participate in the exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                             - any exchange notes that you receive will be
                               acquired in the ordinary course of your business,

                             - you have no arrangement or understanding with any
                               person to participate in the distribution of the original notes or the exchange notes,

                             - you are not our "affiliate," as defined in Rule
                               405 of the Securities Act of 1933, as amended, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act,

                             - if you are not a broker-dealer, you are not
                               engaged in and do not intend to engage in the distribution of the exchange notes, and

                             - if you are a broker-dealer that will receive
                               exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

Special Procedures for
Beneficial Owners            If you own a beneficial interest in original notes
                             that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the original notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery
Procedures                   You must tender your original notes according to
                             the guaranteed delivery procedures described in "The Exchange Offer -- Guaranteed Delivery
                             Procedures" on page 24 if any of the following apply:

                             - you wish to tender your original notes but they
                               are not immediately available,

                             - you cannot deliver your original notes, the
                               letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

                             - you cannot comply with the applicable procedures
                               under DTC's automated tender offer program prior to the expiration date.

Resales Except as indicated herein, we believe that the exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                             - you are acquiring the exchange notes in the
                               ordinary course of your business,

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the exchange notes, and

                             - you are not an affiliate of Shurgard.

                             Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation in inapplicable, and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify Holders against such liability.

                             Each broker-dealer that is issued exchange notes for its own account in exchange for original notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes. Please read "Plan of Distribution" on page 40.

U.S. Federal Income Tax
  Considerations             The exchange of original notes for exchange notes
                             will not be a taxable exchange for U.S. federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of such exchange. Please read "Federal
                             Income Tax Considerations" on page 40.

Use of Proceeds              We will not receive any proceeds from the issuance
                             of the exchange notes pursuant to this exchange offer. We will pay all expenses incident to this exchange offer.

Registration Rights          If we fail to complete the exchange offer as
                             required by the registration rights agreement, we may be obligated to pay additional interest to holders of old notes. Please read "Registration
                             Rights" beginning on page 36 for more information regarding your rights as a holder of old notes.

                               THE EXCHANGE AGENT

     We have appointed LaSalle Bank, N.A. as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

                               LaSalle Bank, N.A.

         By Mail (Registered or Certified Mail Recommended) or Courier:

                               LaSalle Bank, N.A.
                            135 South LaSalle Street
                               Chicago, IL 60603
            By Facsimile Transmission (Eligible Institutions Only):

                                 (312) 904-2236
                          Attention: Margaret M. Muir

                             Confirm by Telephone:

                       (312) 904-2000 (Margaret M. Muir)

                               THE EXCHANGE NOTES

     The form and terms of the exchange notes to be issued in this exchange offer are the same as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and, with limited exceptions, will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the original notes and both the original notes and the exchange notes are governed by the same Indenture.

Securities Offered           $200 million aggregate principal amount of exchange
                             notes.

Maturity The exchange notes will mature on February 22, 2011.

Interest Rate                The exchange notes will bear interest at a rate of
                             7 3/4% per annum.

Interest Payment Dates       Interest shall be payable semiannually on February
                             22 and August 22 of each year, commencing August
                             22, 2001.

Optional Redemption          The exchange notes will be redeemable at any time
                             at our option, in whole or in part, at a redemption price equal to the principal amount of the notes being redeemed plus accrued interest to the redemption date plus an additional make-whole amount, if any. See "Description of the Notes -- Optional Redemption."

Ranking The exchange notes will be direct, senior unsecured obligations of Shurgard and will rank equally with all of our other senior unsecured debt from time to time outstanding. The exchange notes will be effectively subordinated to our secured debt and to the debt and other liabilities of our subsidiaries and joint ventures, including trade payables.

                             As of March 31, 2001, we had approximately $8.6 million of secured debt, $304 million of unsecured debt and $17.9 million of other liabilities and our Subsidiaries had approximately $198.2 million of secured debt and $14.4 million of other liabilities. See "Capitalization."

                             The exchange notes are obligations only of Shurgard and are not guaranteed by Shurgard's subsidiaries or joint ventures. As of March 31, 2001, we owned directly 142 properties; we owned, indirectly through our subsidiaries, 100% interests in an additional 132 properties; we owned, indirectly through our subsidiaries, partial interests of 50% or more in an additional 42 properties; and we owned, indirectly through our subsidiaries, partial interests of less than 50% in an additional 88 properties.

Limitations on Incurrence
of Debt The exchange notes contain various covenants, including the following:

                             (1) We will not incur any debt if, after giving
                                 effect to the incurrence of such debt and the application of the net proceeds, the aggregate principal amount of all of our outstanding debt is greater than 60% of the sum of (i) our total assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional debt and (ii) the increase in total assets from the end of such quarter, including any increase in total assets caused by the incurrence of such additional debt.

                             (2) We will not incur any secured debt if, after
                                 giving effect to the incurrence of such secured debt, the aggregate principal amount of all of our outstanding secured debt is greater than 40% of our adjusted total assets.

                             (3) We will not incur any debt if consolidated
                                 income available for debt service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional debt is to be incurred would be less than 1.5 times, on a pro forma basis after giving effect to the incurrence of such debt and the application of the proceeds therefrom, the annual debt service charge, as calculated based on certain assumptions described below under "Description of the Notes -- Covenants of Shurgard -- Debt Service Coverage."

                             (4) We will maintain total unencumbered assets of
                                 not less than 150% of the aggregate outstanding principal amount of our unsecured debt.

Absence of Public Markets
for the Exchange Notes       There is no existing market for the exchange notes.
                             We cannot provide any assurance about the liquidity of any markets that may develop for the exchange notes, your ability to sell the exchange notes or the prices at which you will be able to sell the exchange notes.

                             Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our operating results, the ratings of the exchange notes and the market for similar securities.

                             The initial purchasers of the original notes have advised us that they currently intend to make a market in the exchange notes we issue in the exchange offer. Those initial purchasers do not, however, have any obligation to do so, and they may discontinue any market-making activities at any time without any notice. In addition, we do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the exchange notes in any automated dealer quotation system.

                                  RISK FACTORS

     Investing in us involves various risks. In evaluating an investment in us, you should consider the following factors in addition to other matters set forth or incorporated in this prospectus and any prospectus supplement.

REAL ESTATE INVESTMENT RISKS

     WE HAVE SIGNIFICANT REAL ESTATE HOLDINGS THAT CAN BE DIFFICULT TO SELL IN UNFAVORABLE ECONOMIC CONDITIONS AND THAT CAN HAVE UNPREDICTABLE DECREASES IN VALUE. Our primary business involves owning real estate-related assets and operating self-storage centers. Real estate investments can be difficult to sell, especially when economic conditions are unfavorable. This makes it difficult for us to vary our investment portfolio and to limit our risk when economic conditions change. Decreases in market rents, negative tax, real estate and zoning law changes, and changes in environmental protection laws can also lower the value of our investments and decrease our income.

     OUR REAL ESTATE DEVELOPMENT AND ACQUISITION ACTIVITIES CAN RESULT IN UNFORESEEN LIABILITIES AND INCREASES IN COSTS. We may develop our current properties or acquire more properties. Real estate development involves risks in addition to those involved in owning and operating existing properties. For example, we must hire contractors or subcontractors to develop the properties. Problems can develop with these relationships, including contract and labor disputes, unforeseen property conditions that require additional work, and construction delays. These problems can increase construction and other costs and delay the date when tenants can occupy the property and pay us rent. Properties that we acquire may not meet our performance expectations, including projected occupancy and rental rates, and we may have overpaid for acquisitions. Failure of our properties to perform as expected or unforeseen significant capital improvements could decrease our cash flow. We may also have underestimated the cost of improvements needed for us to market a property effectively, requiring us to pay more to complete a project. If one or more of these events were to occur, we could have difficulty meeting our repayment obligations and making our expected distributions to shareholders.

     WE FOCUS ALMOST EXCLUSIVELY ON SELF-STORAGE BUSINESSES, WHICH MAKES US VULNERABLE TO CHANGES IN THE PROFITABILITY OF SELF-STORAGE PROPERTIES. Our investments focus on self-storage and similar businesses and related real estate interests. We do not expect to have substantial interests in other real estate investments or businesses to hedge against the risk that national trends might decrease the profitability of our self-storage-related investments.

     WE WOULD HAVE GREAT DIFFICULTY ACQUIRING OR DEVELOPING PROPERTIES WITHOUT ACCESS TO FINANCING. Fluctuations in market conditions or in our operating results may cause us to violate the covenants of our existing credit facilities. If we cannot access our existing financing sources, we may have to obtain equity and/or debt financing in order to develop and acquire properties. If we obtain financing by issuing additional capital stock, we could dilute the ownership of the existing shareholders. Banks or other lenders might refuse to lend us money to finance acquisitions or development, or might charge interest rates that are too high to allow us to develop and acquire new properties. If the cash flows generated from the new investments are less than the distributions payable to the new shareholders or the repayment obligations to the lender, we may have difficulty meeting our overall repayment obligations and making expected distributions to our shareholders.

     WE DO NOT HAVE EXPERIENCE OR EXPERTISE IN ALL TYPES OF INVESTMENTS THAT WE MIGHT MAKE. Although we invest primarily in self-storage properties, we may also invest in other commercial ventures if our board of directors specifically approves such investments. We have no present plans to make any such investments. If we invest in other forms of real estate, we might lack the experience and expertise necessary to effectively manage and operate those properties. We might also be unfamiliar with local laws, procedures and practices, or in the operation of such other investments, reducing income or creating losses.

     OUR INDIRECT INVESTMENTS MAY RESULT IN LIABILITY THAT WE CANNOT PROTECT AGAINST. We have made, and may continue to make, participating mortgages or acquire and have acquired, and may continue to acquire, equity interests in partnerships, joint ventures or other legal entities that have invested in real estate. Our bylaws require that we satisfy several conditions before we make these indirect investments, including that the joint investment not jeopardize our eligibility to be taxed as a REIT or result in our becoming an investment company under the Investment Company Act of 1940, as amended. These investments carry risks that are not present when we invest directly in real estate, including the risk that we may not control the legal entity that has title to the real estate, the possibility that the enterprise we invest in has liabilities that are not disclosed at the time of the investment, and the possibility that our investments are not easily sold or readily accepted as collateral by our lenders.

     WE HAVE STRONG COMPETITORS IN THE SELF-STORAGE MARKET THAT MAY HAVE BETTER RESOURCES AND OTHER ADVANTAGES OVER US. We must compete in every market in which our stores are located, except in Europe. Our competitors include national, regional and many local self-storage operators and developers. Entry into the self-storage business by acquiring existing properties is relatively easy for persons or institutions with the required initial capital. Competition may increase if available funds for investment in real estate increase. Some of our competitors may have more resources than we do, including better access to financing, greater cash reserves, and less demanding rules governing distributions to shareholders. Some competitors may have lower prices or better locations than ours or other advantages. Local market conditions will play a significant part in how competition affects us and additional competition has lowered occupancy levels and rental revenue of our self-storage properties in specific markets from time to time. For example, from the fourth quarter of 1999 to the fourth quarter of 2000, occupancy of our properties in the Houston market, where additional self-storage facilities were opened, dropped 2.8%, resulting in decreased revenue of approximately $40,000.

     WE FACE POSSIBLE LIABILITY FOR ENVIRONMENTAL CLEANUP COSTS AND DAMAGES FOR CONTAMINATION RELATED TO OUR PROPERTIES. Because we own and operate real property, various federal, state and local laws might impose liability on us for the costs of removing or remediating various hazardous substances released on or in our property. These laws may impose liability whether or not we knew of or caused the release. We obtain environmental assessment reports on the properties we own or operate as we deem appropriate. These reports have not revealed any environmental liability or compliance concerns that we believe would materially and adversely affect our financial condition or results of operations. However, the environmental assessments undertaken by us might not have revealed all potential environmental liabilities or claims for such liabilities. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or sell the property, or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. In addition, if hazardous substances are located on or released from one of our properties, we could incur substantial liabilities through a private party personal injury claim, a claim by an adjacent property owner for property damage, or a claim by a governmental entity for other damages. This liability may be imposed on us under environmental laws or common-law principles. It is also possible that future laws, ordinances or regulations will impose material environmental liability on us; the current environmental conditions of properties we own or operate will be affected by other properties in the vicinity or by the actions of third parties unrelated to us; or our tenants will violate their leases by introducing hazardous or toxic substances into the properties we own or manage and expose us to liability under federal or state environmental laws. The costs of defending these claims, conducting this environmental remediation or responding to such changed conditions could materially adversely affect our financial condition and results of operations.

     WE MUST COMPLY WITH THE AMERICANS WITH DISABILITIES ACT AND FIRE AND SAFETY REGULATIONS, WHICH CAN REQUIRE SIGNIFICANT EXPENDITURES. All our properties must comply with the Americans with Disabilities Act and with the related regulations, rules and orders commonly referred to as the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to persons with disabilities. A failure to comply with the ADA could result in the U.S. government imposing fines on us and awarding damages to individuals affected by the failure. In addition, we must operate our properties in compliance with numerous local fire and safety regulations, building codes and other land use regulations. Compliance with these requirements can require substantial amounts of money, which would reduce cash otherwise available for distribution to shareholders. Failure to comply with these requirements can also affect the marketability of the properties.

     PROPERTY TAXES CAN INCREASE AND CAUSE US TO LOSE MONEY ON INVESTMENTS. Each of our properties is subject to real property taxes. These real property taxes may increase in the future as property tax rates change and as our properties are assessed or reassessed by tax authorities. Depending on local market conditions, we may not be able to offset the tax increases through increases in rents or other income, reducing the amount available for distribution to our shareholders.

     WE FACE POTENTIAL UNDERINSURED LOSSES ON OUR INVESTMENTS. We maintain title and other property-related insurance on all our properties. We exercise discretion in determining amounts, coverage limits and deductibility provisions of title, casualty and other insurance relating to our properties, based on appraisals and our purchase price for such properties, in each case to obtain appropriate insurance coverage at a reasonable cost and on suitable terms. We currently carry the following insurance coverage: (1) commercial general liability insurance, covering up to a general aggregate of $10 million, with a deductible of $50,000; (2) excess liability insurance, covering up to an aggregate of $20 million; (3) property insurance, covering up to an aggregate of $40 million, with deductibles of $5,000 or $20,000 under certain circumstances, and $50,000 in the case of flood damage; and (4) boiler & machinery insurance, covering up to $5 million of direct damages. Depending on the type of the insurance, and subject to deductibles and coverage limits, Shurgard either receives direct payment for losses or tenders the defense of a claim to the insurance carrier. This might mean that, in the event of a loss, our insurance coverage would not pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also increase the replacement cost of a facility after it has been damaged or destroyed. In that case, the insurance proceeds that we receive might not be enough to restore us to our economic position with respect to the property.

RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

     WE MIGHT LOSE REIT STATUS AND INCUR SIGNIFICANT TAX LIABILITIES. We have chosen to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with our taxable year ended December 31, 1994. So long as we meet the requirements under the Code for qualification as a REIT each year, we can deduct dividends paid to our shareholders when calculating our taxable income. For us to qualify as a REIT, we must meet detailed technical requirements, including income, asset and stock ownership tests, under several Code provisions which have not been extensively interpreted by judges or administrative officers. In addition, we do not control the determination of all factual matters and circumstances that affect our ability to qualify as a REIT. New legislation, regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to REIT qualification or the federal income tax consequences of such qualification. We believe that we are organized so that we qualify as a REIT under the Code and that we have operated and will continue to operate so that we continue to qualify. However, we cannot guarantee that we will qualify as a REIT in any given year because

     - the rules governing REITs are highly complex;

     - we do not control all factual determinations that affect REIT status; and

     - our circumstances may change in the future.

     For any taxable year that we fail to qualify as a REIT, we would not be entitled to deduct dividends paid to our shareholders from our taxable income. Consequently, our net assets and distributions to shareholders would be substantially reduced because of our increased tax liability. If we made distributions in anticipation of our qualification as a REIT, we might be required to borrow additional funds or to liquidate some of our investments in order to pay the applicable tax. If our qualification as a REIT terminates, we may not be able to elect to be treated as a REIT for the four taxable years following the year during which we lose the qualification.

     OUR REIT DISTRIBUTION REQUIREMENTS ARE COMPLEX AND MAY CREATE TAX DIFFICULTIES. To maintain our status as a REIT for federal income tax purposes, we generally must distribute to our shareholders at least 95% of our taxable income each year. In addition, we are subject to a 4% nondeductible excise tax on the amount by which our distributions for a calendar year are less than the sum of 85% of our ordinary income for the calendar year, 95% of our capital gain net income for the calendar year, and any amount of our income that we did not distribute in prior years. For tax purposes, we may be required to accrue as income interest, rent and other items treated as earned for tax purposes but not yet received. In addition, we may not be able to deduct currently as expenses for tax purposes some items that actually have been paid. We could also realize income, such as income from cancellation of indebtedness, that is not accompanied by cash proceeds. If one or more of these events were to happen, we could have taxable income in excess of cash available for distribution. In such circumstances, we might have to borrow money or sell investments on unfavorable terms in order to meet the distribution requirement applicable to a REIT.

OTHER RISKS

     OUR SUBSIDIARIES CONDUCT A SIGNIFICANT PORTION OF OUR OPERATIONS AND OWN A SIGNIFICANT PORTION OF OUR PROPERTIES. For the year ended December 31, 2000, approximately 52% of our revenue was generated by and approximately 51% of our total assets were owned by or through our direct or indirect subsidiaries. There may be restrictions on the ability of these subsidiaries to make distributions to us and, accordingly, some or all of their assets may be unavailable to allow us to service our debt, including the notes.

     YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS UNSECURED AND EFFECTIVELY SUBORDINATED TO THE EXISTING INDEBTEDNESS OF OUR OPERATING SUBSIDIARIES. None of our subsidiaries have guaranteed the notes. The notes are subordinated to the claims of all creditors, including trade creditors of our subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes.

     YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE NOTES. The initial purchasers have informed us that they intend to make a market in the notes after the offering is completed. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activity will be subject to limits imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and may be limited to an exchange offer and the pendency of any shelf registration statement. As a result, you cannot be sure that an active trading market will develop for the notes.

     OUR CURRENT AND POTENTIAL INVESTMENTS IN SELF-STORAGE BUSINESSES THAT ARE NOT REAL ESTATE-RELATED MAY RESULT IN LOSSES WHEN ECONOMIC CONDITIONS CHANGE. We have invested in self-storage businesses that are not real estate-related and we might make more of these investments. For example, we have invested in Shurgard Storage to Go, Inc., a business that provides customers with local delivery, pick up and storage of individual storage containers. Shurgard Storage to Go faces the same risks we do regarding losses resulting from competition and decreases in rent in the self-storage market. In addition, because Shurgard Storage to Go does not have significant real estate holdings or other marketable assets to borrow against, it might have difficulty borrowing necessary operating funds or attracting additional investments if economic conditions change, putting our investment at greater risk of loss.

     MARKET INTEREST RATES MAY NEGATIVELY AFFECT THE PRICE OF OUR DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK. Annual yields on other financial instruments might exceed the yield from our interest payments, preferred stock dividends or common stock distributions. This could lower the market price of our debt securities, preferred stock or common stock and make it more difficult to raise capital.

     WE MAY NOT BE ABLE TO REPAY OUR DEBT FINANCING OBLIGATIONS. We might not have sufficient net cash flow from our operations to meet required payments of principal and interest under our loans. As a result, we might not be able to refinance the existing indebtedness on the properties or might have to enter into credit terms that are less favorable than the terms of our existing indebtedness.

     WE HAVE INTERNATIONAL OPERATIONS THAT CARRY RISKS IN ADDITION TO OUR U.S. OPERATIONS. We invest in operations outside the United States. We face risks inherent in international business operations, including currency risks, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, difficulties in staffing and managing international operations, potentially adverse tax burdens, obstacles to the repatriation of earnings and cash, and burdens of complying with different permitting standards and a wide variety of foreign laws. Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could adversely affect our ability to repay loans and make expected distributions to shareholders.

                               PRIVATE PLACEMENT

     We issued $200 million principal amount of the original notes on February 20, 2001 to the initial purchasers of those notes and received proceeds, after deducting the discount to the initial purchasers, equal to 99.322% of the principal amount. We issued the original notes to the initial purchasers in a transaction exempt from or not subject to registration under the Securities Act. The initial purchasers then offered and resold the original notes to qualified institutional buyers or non-U.S. persons in compliance with Regulation S under the Securities Act initially at the price of 99.322% of the principal amount.

     We received aggregate net proceeds, before expenses, of approximately $198.7 million from the sale of the original notes. We used those proceeds for general corporate purposes, including the repayment of outstanding debt of $158.8 million under our revolving line of credit, which bore interest at a spread over LIBOR (weighted average rate at January 31, 2001 of 7.2%) and was scheduled to mature in September 2001.

                                USE OF PROCEEDS

     We are making this exchange offer to satisfy our obligations under the original notes, the indenture and the registration rights agreement. We will not receive any cash proceeds from this exchange offer. In consideration of issuing the exchange notes in this exchange offer, we will receive an equal principal amount of original notes. Any original notes that are properly tendered in this exchange offer will be accepted, canceled and retired and cannot be reissued.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated. Earnings represent earnings before accounting change, income tax expense and fixed charges (excluding capitalized interest). Fixed charges consist of interest and include capitalized interest that was not deducted when arriving at net income.

                                                      QUARTER ENDED       YEAR ENDED DECEMBER 31,
                                                        MARCH 31,     --------------------------------
                                                          2001        2000   1999   1998   1997   1996
                                                      -------------   ----   ----   ----   ----   ----
Ratio...............................................      1.44        1.63   1.75   1.84   2.42   2.79

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2001.

     You should read this table in conjunction with the other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated herein by reference.

                                                                       AS OF MARCH 31,
                                                                            2001
                                                              ---------------------------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Debt
  Lines of credit...........................................             $    4,000
  Notes payable.............................................                139,051
  7.5% Notes Due 2004.......................................                 50,000
  7.625% Notes Due 2007.....................................                 50,000
  7 3/4% Notes Due 2011.....................................                200,000
                                                                         ----------
     Total Debt.............................................                443,051
                                                                         ----------
Shareholders' equity
  Series B Cumulative Redeemable Preferred Stock; $0.001 par
     value; 2,300,000 shares authorized; 2,000,000 shares
     issued and outstanding; liquidation preference of
     $50,000................................................                 48,056
  Series C Cumulative Redeemable Preferred Stock; $0.001 par
     value; 2,000,000 shares authorized; 2,000,000 shares
     issued and outstanding; liquidation preference of
     $50,000................................................                 48,115
  Series D Cumulative Redeemable Preferred Stock; $0.001 par
     value; 3,450,000 shares authorized; 3,450,000 shares
     issued and outstanding; liquidation preference
     $86,250................................................                 83,417
  Class A Common Stock, $0.001 par value per share;
     120,000,000 shares authorized; 29,747,660 shares issued
     and outstanding........................................                626,225
  Class B Common Stock, $0.001 par value per share; 500,000
     shares authorized, 154,604 shares issued and
     outstanding; net of loans to shareholders of $3,513....                   (597)
Accumulated distributions in excess of earnings.............                (86,742)
                                                                         ----------
     Total shareholders' equity(1)..........................                718,474
                                                                         ----------
     Total capitalization...................................             $1,161,525
                                                                         ==========

(1) Presented total shareholders' equity excludes $147 million of accumulated other comprehensive income.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial information for us for each of the five years in the period ended December 31, 2000 and each of the three-month periods ended March 31, 2001 and 2000.

     We derived the selected financial information presented below for and as of the end of the last five fiscal years from our audited financial statements. We derived the selected financial information presented below for the three-month periods ended March 31, 2001 and 2000 from our unaudited interim financial statements. Our management believes that the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the information set forth therein. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the full fiscal year or for any future period.

     You should read this table in conjunction with the other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2000, and in our Quarterly Report on Form 10-Q for the period ended March 31, 2001, both of which are incorporated herein by reference.

                                 FOR THE THREE MONTHS                            AT OR FOR THE YEAR
                                    ENDED MARCH 31,                              ENDED DECEMBER 31,
                                -----------------------   ----------------------------------------------------------------
                                   2001         2000         2000          1999          1998         1997         1996
                                ----------   ----------   ----------    ----------    ----------    ---------    ---------
                                          (IN THOUSANDS EXCEPT PER SHARE DATA, RATIOS AND NUMBER OF PROPERTIES)
OPERATING DATA:
Revenue:
  Rental......................  $   52,911   $   44,767   $  197,399    $  175,045    $  158,989    $ 137,746    $ 103,784
  Other real estate
    investments income
    (loss)....................      (1,428)        (894)      (3,420)       (3,302)       (1,628)         225        3,371
  Property management.........         222          386        1,888         1,411         1,893        2,463        3,244
                                ----------   ----------   ----------    ----------    ----------    ---------    ---------
    Total revenues............      51,705       44,259      195,867       173,154       159,254      140,434      110,399
Expenses:
  Operating...................      15,987       12,876       55,511        47,660        46,421       40,278       30,889
  Depreciation and
    amortization..............      11,217        9,902       40,893        36,858        33,644       28,243       21,199
  Real estate taxes...........       4,833        4,268       17,940        15,777        13,195       11,295        8,898
  General, administrative and
    other.....................       1,388        1,132        4,911         4,193         4,578        3,956        4,351
                                ----------   ----------   ----------    ----------    ----------    ---------    ---------
    Total expenses............      33,425       28,178      119,255       104,488        97,838       83,772       65,337
                                ----------   ----------   ----------    ----------    ----------    ---------    ---------
Income from operations........      18,280       16,081       76,612        68,666        61,416       56,662       45,062
Interest and other income or
  (expense), net..............       2,041          777        3,825         2,826         1,431        1,481          604
Interest expense..............     (10,641)      (6,967)     (31,411)      (22,445)      (21,076)     (17,096)     (12,829)
Minority interest.............       2,039        1,408        3,606         2,724         2,963        1,264          (52)
                                ----------   ----------   ----------    ----------    ----------    ---------    ---------
Net income before cumulative
  effect of change in
  accounting principle........      11,719       11,299       52,632        51,771        44,734       42,311       32,785
Early extinguishment of
  debt........................      (1,036)
Cumulative effect of change in
  accounting principle........                       --           --       (1,098)            --           --           --
                                ==========   ==========   ==========    ==========    ==========    =========    =========
Net income....................  $   10,683   $   11,299   $   52,632    $   50,673    $   44,734    $  42,311    $  32,785
NET INCOME ALLOCATION:
Allocable to preferred
  shareholders................  $    2,876   $    2,188   $    8,750    $    8,750    $    4,690    $   3,060           --
Allocable to common
  shareholders................       7,807        9,111       43,882        41,923        40,044       39,251       32,785
                                ==========   ==========   ==========    ==========    ==========    =========    =========
                                $   10,683   $   11,299   $   52,632    $   50,673    $   44,734    $  42,311    $  32,785
Diluted net income per common
  share.......................  $     0.26   $     0.31   $     1.47    $     1.44    $     1.39    $    1.40    $    1.39
Diluted weighted average
  number of shares
  outstanding.................      29,963       29,334       29,761        29,130        28,724       28,000       23,570
Diluted distributions declared
  per common share............  $     0.51   $     0.50   $     2.03(1) $     1.99(1) $     1.95(1) $    1.91(1) $    1.41(1)

                                 FOR THE THREE MONTHS                            AT OR FOR THE YEAR
                                    ENDED MARCH 31,                              ENDED DECEMBER 31,
                                -----------------------   ----------------------------------------------------------------
                                   2001         2000         2000          1999          1998         1997         1996
                                ----------   ----------   ----------    ----------    ----------    ---------    ---------
                                          (IN THOUSANDS EXCEPT PER SHARE DATA, RATIOS AND NUMBER OF PROPERTIES)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Storage centers, before
  accumulated depreciation....  $1,313,983   $1,200,273   $1,282,331    $1,174,394    $1,150,424    $ 928,354    $ 758,726
    Total assets..............   1,254,965    1,170,255    1,239,157     1,154,269     1,153,907      955,488      804,483
Notes payable.................     439,051      332,125      405,429       332,347       330,998      239,494      131,794
    Total liabilities.........     484,031      490,955      529,748       469,704       467,338      328,121      302,755
Shareholders' equity..........     718,621      640,187      640,565       643,802       651,810      608,682      498,511
OTHER DATA:
Funds from operations(2)......  $   19,034   $   18,348       82,135    $   78,688    $   72,100    $  66,158    $  53,083
Percentage of funds from
  operations paid out as
  distributions...............        80.2%        79.7%        73.6%         73.5%         77.5%        80.9%        81.7%
Cash flow provided by (used
  in):
  Operating activities........      35,498       23,543       82,518        88,669        79,049       77,098       48,065
  Investing activities........     (41,074)     (31,692)   (114,413)      (123,835)     (217,985)    (181,708)    (137,835)
  Financing activities........      11,132        7,624       27,914        37,337       141,094      108,619       87,326
PORTFOLIO DATA (AT END OF
  PERIOD):
Number of properties:
  Owned properties............         404          359          399           352           318          281          237
  Managed properties..........          33           33           32            33            30           31           37
                                ----------   ----------   ----------    ----------    ----------    ---------    ---------
    Total.....................         437          392          431           385           348          312          274
Net rentable square feet:
  Owned properties............      25,900       23,200       25,600        22,600        20,500       18,200       15,500
  Managed properties..........       1,800        1,900        1,900         1,900         1,600        1,500        1,900
                                ----------   ----------   ----------    ----------    ----------    ---------    ---------
    Total.....................      27,700       25,100       27,500        24,500        22,100       19,700       17,400

-------------------------
(1) Does not include the distribution declared in January of the following year based on financial results for the quarter ended December 31 of the current year.

(2) Funds from operations ("FFO"), pursuant to the National Association of Real Estate Investment Trusts' ("NAREIT") October 1999, White Paper on Funds from Operations, is defined as net income (calculated in accordance with generally accepted accounting principles ("GAAP")) including nonrecurring events, except for those defined as "extraordinary items" under GAAP and gains and losses from sales of depreciable operating property, plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs less dividends paid to preferred shareholders. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. We believe FFO is a meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminishes predictably over time while we believe that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of our operating performance or liquidity. In addition, FFO is not comparable to "funds from operations" reported by other REITs that do not define funds from operations in accordance with the NAREIT definition. All of our financial information has been restated to reflect the new definition. The following table sets forth the calculation of FFO in accordance with the NAREIT definition (in thousands):

                                                            FOR THE THREE
                                                            MONTHS ENDED                       FOR THE YEAR
                                                              MARCH 31,                     ENDED DECEMBER 31,
                                                          -----------------   -----------------------------------------------
                                                           2001      2000      2000      1999      1998      1997      1996
                                                          -------   -------   -------   -------   -------   -------   -------
                                                                                    (IN THOUSANDS)

      Net income........................................  $10,683   $11,299   $52,632   $50,673   $44,734   $42,311   $32,785

      Depreciation and amortization.....................   11,217     9,902    40,893    36,858    33,644    28,243    21,199

      Depreciation and amortization from unconsolidated
        joint ventures and subsidiaries.................     (681)     (409)   (1,615)      (59)     (252)     (231)      219

      Deferred financing costs..........................     (345)     (256)   (1,025)   (1,209)   (1,120)   (1,105)   (1,120)

      Pro rata cumulative effect of change in accounting
        principle.......................................       --        --        --     1,545        --        --        --

      Early extinguishment of debt......................    1,036        --        --        --        --        --        --

      Gain on sale of operating real estate.............       --        --        --      (370)     (216)       --        --

      Preferred dividends...............................   (2,876)   (2,188)   (8,750)   (8,750)   (4,690)   (3,060)       --
                                                          -------   -------   -------   -------   -------   -------   -------

      Funds from operations.............................  $19,034   $18,348   $82,135   $78,688   $72,100   $66,158   $53,083
                                                          =======   =======   =======   =======   =======   =======   =======

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the original notes for the exchange notes. We also agreed to use our reasonable best efforts to complete the exchange offer for the original notes within 210 days after the issue date of the original notes. We are offering the exchange notes under this prospectus in an exchange offer for the original notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange notes for the original notes as the "exchange offer."

RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that each exchange note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our affiliate within the meaning of Rule 405 under the Securities Act,

     - you acquire such exchange notes in the ordinary course of your business, and

     - you do not intend to participate in the distribution of exchange notes.

     If you tender your original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

     - cannot rely on such interpretations by the SEC staff and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes.

     Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically described in this prospectus. Only those broker-dealers that acquired original notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where that broker-dealer acquired such original notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer. Original notes may be tendered only in integral multiples of $1,000.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

     As of the date of this prospectus, $200 million principal amount of original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Original notes that are not tendered for exchange in the exchange offer

     - will remain outstanding,

     - will continue to accrue interest, and

     - will be entitled to the rights and benefits that holders have under the indenture relating to the notes and, under limited circumstances, the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

     If you tender original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "-- Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

     We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m., New York City time, on, 2001, unless, in our sole discretion, we extend it.

EXTENSIONS, DELAY IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any original notes by giving oral or written notice of the extension to their holders. During any such extensions, all original notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

     To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied with respect to the exchange offer, we reserve the right, in our sole discretion:

     - to delay accepting for exchange any original notes,

     - to extend the exchange offer, or

     - to terminate the exchange offer.

     We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the original notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange or exchange any exchange notes for any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange, if in our reasonable judgment:

     - the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the SEC staff or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with that exchange offer.

     In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us

     - the representations described under "-- Procedures for Tendering" and "Plan of Distribution" and

     - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any original notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the original notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939, as amended.

PROCEDURES FOR TENDERING

     How to Tender Generally

     Only a holder of original notes may tender such original notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of The Depository Trust Company, or "DTC," described below.

     To complete a physical tender, a holder must

     - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

     - mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, and

     - deliver the original notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary -- The Exchange Agent" prior to the expiration date.

     To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

     The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     How to Tender if You Are a Beneficial Owner

     If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either

     - make appropriate arrangements to register ownership of the original notes in your name or

     - obtain a properly completed bond power from the registered holder of your original notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

SIGNATURES AND SIGNATURE GUARANTEES

     You must have signatures on a letter of transmittal or a notice of withdrawal described below under "-- Withdrawal of Tenders" guaranteed by an eligible institution unless the original notes are tendered

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     - for the account of an eligible institution.

     An eligible institution is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

WHEN ENDORSEMENTS OR BOND POWERS ARE NEEDED

     If a person other than the registered holder of any original notes signs the letter of transmittal, the original notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the original notes. An eligible institution must guarantee that signature.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that

     - DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering original notes that are the subject of such book-entry confirmation,

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

     - we may enforce the agreement against such participant.

DETERMINATIONS UNDER THE EXCHANGE OFFER

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

WHEN WE WILL ISSUE EXCHANGE NOTES

     In all cases, we will issue exchange notes for original notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

     - original notes or a timely book-entry confirmation of transfer of such original notes into the exchange agent's account at DTC and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

RETURN OF ORIGINAL NOTES NOT ACCEPTED OR EXCHANGED

     If we do not accept any tendered original notes for exchange for any reason described in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or nonexchanged original notes without expense to their tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such nonexchanged original notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any exchange notes you receive will be acquired in the ordinary course of your business,

     - you have no arrangement or understanding with any person to participate in the distribution of the original notes or the exchange notes within the meaning of the Securities Act,

     - you are not our affiliate, as defined in Rule 405 under the Securities Act or, if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act,

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes, and

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your original notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your original notes but they are not immediately available or if you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if

     - the tender is made through a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

     - prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery,

      - stating your name and address, the registered number(s) of your original notes and the principal amount of original notes tendered,

      - stating that the tender is being made thereby, and

      - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

     - the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your original notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary -- The Exchange Agent" or

     - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

     Any notice of withdrawal must

     - specify the name of the person who tendered the original notes to be withdrawn,

     - identify the original notes to be withdrawn, including the registration numbers and the principal amounts of such original notes,

     - be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal used to deposit those original notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

     - specify the name in which such original notes are to be registered, if different from that of the person who tendered the original notes.

     If original notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for the original notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation will be made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

     - SEC registration fees for the exchange notes,

     - fees and expenses of the exchange agent and trustee,

     - accounting and legal fees,

     - printing costs, and

     - related fees and expenses.

TRANSFER TAXES

     If you tender your original notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if

     - certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered,

     - tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

     - a transfer tax is imposed for any reason other than the exchange of original notes for exchange notes in the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your original notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the original notes. In general, you may not offer or sell the original notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act.

     The tender of original notes in the exchange offer will reduce the outstanding principal amount of the original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any original notes that you continue to hold.

ACCOUNTING TREATMENT

     We will amortize our expenses of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes, except as required by the registration rights agreement.

                            DESCRIPTION OF THE NOTES

     We will issue the exchange notes, and we issued the original notes, under an indenture, dated as of April 25, 1997 and supplemented as of July 11, 1997, between us and LaSalle National Bank, as trustee. We sometimes refer to the original notes and the exchange notes in this prospectus collectively as the "notes." The terms of the notes include those provisions contained in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture. For a complete description of the notes, you should refer to the indenture establishing the terms of the notes, which we have filed with the SEC. Please read "How to Obtain More Information."

     The original notes and the exchange notes will constitute a single series of debt securities under the indenture. If the exchange offer is consummated, holders of original notes who do not exchange their original notes for exchange notes will vote together with holder of the exchange notes for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any original notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of the original notes and the exchange notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the original notes mean, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the original notes and exchange notes collectively then outstanding.

GENERAL

     We may issue debt securities from time to time in one or more series under the indenture. Our 7.5% notes due 2004 ($50 million outstanding as of March 31, 2001), our 7.625% notes due 2007 ($50 million outstanding as of March 31, 2001) and the original notes ($200 million outstanding as of March 31, 2001) are currently outstanding under the indenture.

     We may, without the consent of the holders of the notes, create and issue additional notes having the same ranking and the same interest rate, maturity date and other terms of the notes offered hereby. The notes will be our direct, senior unsecured obligations and will rank equally with our other senior unsecured debt from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries. The notes will be subordinated to our secured debt and will be structurally subordinated to the secured and unsecured debt and other liabilities of our Subsidiaries and other joint ventures. As of March 31, 2001,

     - our secured debt aggregated approximately $8.6 million,

     - the secured debt of our Subsidiaries aggregated approximately $198.2 million,

     - the other liabilities of our Subsidiaries aggregated approximately $14.4 million,

     - our senior unsecured debt aggregated approximately $300 million, and

     - our other unsecured debt and other liabilities aggregated approximately $21.9 million.

     We also hold direct and indirect equity interests in other entities and joint ventures that are not our Subsidiaries. As of March 31, 2001, these entities and joint ventures had an aggregate of approximately $271.5 million of debt and other liabilities. The notes are effectively subordinated to this debt in respect of our direct or indirect equity interest in such entities and joint ventures. Subject to the limitations set forth in the indenture and as described below under "-- Covenants of Shurgard," the indenture will permit us and our Subsidiaries to incur additional secured and unsecured debt.

     The notes will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under "Book Entry; Delivery and Form -- Global Notes."

     We describe the covenants applicable to the notes in the section titled "-- Covenants of Shurgard" below. Generally, the trustee may not waive compliance with these covenants unless the holders of a majority in principal amount of the notes outstanding consent to the waiver, provided, however, that the defeasance and covenant defeasance provisions of the indenture described under "-- Discharge, Defeasance and Covenant Defeasance" will apply to the notes.

     Except as described below under "-- Consolidation, Merger or Sale" or "-- Covenants of Shurgard," the indenture does not contain any other provisions that would afford you protection in the event of:

     - a highly leveraged or similar transaction involving us or any of our affiliates,

     - a change in control, or

     - a reorganization, restructuring, merger or similar transaction involving us that may adversely affect you.

     In addition, subject to the limitations set forth below under "-- Consolidation, Merger or Sale," we may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or the merger or consolidation of our company with another entity that would increase the amount of our debt or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our debt, including the notes. We have no present intention of engaging in a highly leveraged or similar transaction. In addition, certain restrictions on ownership and transfer of our capital stock designed to preserve our status as a REIT may act to prevent or hinder any such transaction or change in control.

INTEREST AND MATURITY

     The notes will mature on February 22, 2011. The notes are not subject to any sinking fund provisions. The notes are subject to redemption at our option. See "-- Optional Redemption" below.

     The notes will bear annual interest at 7 3/4% from February 20, 2001, payable semiannually in arrears on each February 22 and August 22, commencing August 22, 2001 and on the maturity date. Interest is payable to the persons in whose names the notes are registered in the security register applicable to the notes at the close of business on the date 15 calendar days prior to such payment day regardless of whether such day is a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date or maturity date falls on a day that is not a business day, we will make the required payment on the next business day as if it were made on the date the payment was due. No interest will accrue on the amount payable for the period from and after the interest payment date or maturity date, as the case may be. "Business day" means any day, other than a Saturday or Sunday, on which banking institutions in New York, New York are open for business.

CONSOLIDATION, MERGER OR SALE

     The indenture generally permits a consolidation or merger between Shurgard and another entity. It also permits the sale or transfer by Shurgard of all or substantially all of its property and assets and the purchase by it of all or substantially all of the property and assets of another entity. These transactions are permitted if

     - Shurgard is the continuing entity or, if not, the resulting or acquiring entity assumes all of its responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture,

     - immediately after the transaction, no Event of Default exists, and

     - an officer's certificate and legal opinion covering these conditions are delivered to the trustee.

     If Shurgard consolidates or merges with or into any other company or sells all or substantially all of its assets according to the terms and conditions of the indenture, the resulting or acquiring company will be substituted for Shurgard in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor company may exercise the rights and powers of Shurgard under the indenture, in the name of Shurgard or in its own name and will be released from all of its liabilities and obligations under the indenture and the notes.

COVENANTS OF SHURGARD

     The following covenants will apply to the notes for your benefit:

     Existence. Except as permitted under "-- Consolidation, Merger or Sale" above, we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises unless we determine that the preservation of our existence, rights and franchises is no longer desirable in the conduct of our business.

     Maintenance of Properties. We are required to cause all of our material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We are also required to cause to be made all necessary repairs, renewals, replacements, betterments and improvements on our material properties, so that the business carried on in connection with the properties may be properly and advantageously conducted at all times. We are not prohibited from selling or otherwise disposing for value our properties in the ordinary course of business.

     Insurance. We are required to keep in force on all of our properties and operations policies of insurance with responsible companies in such amounts and covering such risks as is customary in our industry, in accordance with prevailing market conditions and availability.

     Payment of Taxes and Other Claims. We are required to pay or discharge or cause to be paid or discharged, before they become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or property and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property. We are not required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     Provision of Financial Information. Whether or not we are subject to
Section 13 or 15(d) of the Exchange Act, the indenture will require us, within 15 days after each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the SEC if we were so subject, to (1) transmit by mail to you, as your name and address appear in the applicable register for the notes, without cost to you, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections (2) file with the trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections, and (3) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of notes.

     Limitation on Incurrence of Total Debt. We will not, and will not permit any of our Subsidiaries to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds from such Debt, the aggregate principal amount of all of our outstanding Debt on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of:

     - our Total Assets as of the end of the fiscal quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not required under the Securities Exchange Act of 1934, as amended, with the trustee) prior to the incurrence of such additional Debt, and

     - the increase in Total Assets from the end of such quarter, including, without limitation, any increase in Total Assets caused by the incurrence of such additional Debt. We refer to the increase together with our Total Assets as our "Adjusted Total Assets."

     Limitation on Incurrence of Secured Debt. We will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of the additional Secured Debt, the aggregate principal amount of all of our outstanding Secured Debt on a consolidated basis determined in accordance with GAAP is greater than 40% of our Adjusted Total Assets.

     Debt Service Coverage. We will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that

     - the Debt and any other Debt incurred by us or our Subsidiaries since the first day of the four-quarter period, which was outstanding at the end of the period, had been incurred at the beginning of the period and continued to be outstanding throughout the period, and the application of the proceeds of the Debt, including to refinance other Debt, had occurred at the beginning of the period,

     - the repayment or retirement of any other Debt by us or our Subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of the period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility is computed based on the average daily balance of the Debt during the period, and

     - in the case of any increase or decrease in our Total Assets, or any other acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets, since the first day of the four-quarter period, including by merger, stock purchase or sale, or asset purchase or sale, the increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of the period with the appropriate adjustments to revenues, expenses and Debt levels with respect to the increase, decrease or other acquisition or disposition being included in the pro forma calculation.

For purposes of the adjustments referred to in the third clause above, any income earned (or loss incurred) as a result of any such increase, decrease or other acquisition or disposition referred to in the third clause for a period less than such four-quarter period shall be annualized for such four-quarter period.

     Maintenance of Total Unencumbered Assets. We will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of our and our Subsidiaries' Unsecured Debt.

     As used in this section, "Description of the Notes":

     "Annual Debt Service Charge" as of any date means the amount that is expensed in any 12-month period for interest on our and our Subsidiaries' Debt.

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus amounts that have been deducted in determining Consolidated Net Income during such period for

     - Consolidated Interest Expense,

     - provision for our taxes and taxes of our Subsidiaries based on income,

     - amortization (other than amortization of debt discount) and depreciation,

     - provisions for losses from sales or joint ventures,

     - increases in deferred taxes and other noncash charges,

     - charges resulting from a change in accounting principles, and

     - charges for early extinguishment of debt,

less amounts which have been added in determining Consolidated Net Income during the period for (1) provisions for gains from sales or joint ventures and (2) decreases in deferred taxes and other noncash items.

     "Consolidated Interest Expense" for any period, and without duplication, means all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such debt issuance costs that are capitalized, all determined in accordance with GAAP.

     "Consolidated Net Income" for any period means the amount of our and our Subsidiaries' consolidated net income (or loss) for such period determined on a consolidated basis in accordance with GAAP.

     "Debt" means any of our or our Subsidiaries' debt, whether or not contingent, in respect of

     - money borrowed evidenced by bonds, notes, debentures or similar instruments,

     - debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, owned by us or any Subsidiary,

     - letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, or

     - any lease of property by us or any of our Subsidiaries as lessee that is reflected in our consolidated balance sheet as a capitalized lease in accordance with GAAP,

in the case of debt under the first three items listed above, to the extent that any such items (other than letters of credit) would appear as liabilities on our consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), debt of another person (other than us or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by us or any Subsidiary whenever we or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Intercompany Debt" means debt owed by us or any Subsidiary solely to us or any Subsidiary.

     "Secured Debt" means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

     "Senior Executive Group" means, collectively, our Chairman, President, Chief Executive Officer, Chief Operating Officer, Senior Vice Presidents and Executive Vice Presidents.

     "Subsidiary" means

     - any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares of the nonvoting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by us and/or any other Subsidiary or Subsidiaries, and the majority of the shares of the voting capital stock or other equivalent ownership of which (except for disqualifying shares) are at the time directly or indirectly owned by us, any Subsidiary and/or one or more individuals of the Senior Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s)), or such individuals' successors in office as one of our officers, and

     - any other entity the accounts of which are consolidated with our accounts.

     "Total Assets" as of any date means the sum of

     - Underappreciated Real Estate Assets, and

     - all of our and our Subsidiaries' other assets determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Total Unencumbered Assets" means Total Assets minus the value of any of our and our Subsidiaries' properties that are encumbered by any mortgage, charge, pledge, lien, security interest or other encumbrance of any kind, including the value of any stock of any Subsidiary that is so encumbered. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property, and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock.

     "Underappreciated Real Estate Assets" as of any date means the amount of our and our Subsidiaries' real estate assets (original cost plus capital improvements) on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

     "Unsecured Debt" means any of our or our Subsidiaries' Debt that is not Secured Debt.

OPTIONAL REDEMPTION

     The notes may be redeemed at any time at our option, in whole or from time to time in part, at a redemption price referred to as the Redemption Price, equal to the sum of (1) the principal amount of the notes being redeemed, plus accrued interest thereon to the redemption date and (2) the Make-Whole Amount, if any, with respect to such notes.

     If notice has been given as provided in the indenture and funds for the redemption of any notes called for redemption shall have been made available on the redemption date referred to in such notice, those notes will cease to bear interest on the date fixed for redemption specified in the notice and your only right will be to receive payment of the Redemption Price.

     We will provide notice of any redemption of any notes to you at your address, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by you to be redeemed.

     If less than all the notes are to be redeemed, we will notify the trustee at least 45 days prior to giving Notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. The trustee shall select, in the manner as it deems fair and appropriate, notes to be redeemed in whole or in part.

     As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of (1) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made to the date of redemption or accelerated payment over (2) the aggregate principal amount of the notes being redeemed or paid.

     "Reinvestment Rate" means .25% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded U.S. government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonable comparable index designated by us.

MODIFICATION AND WAIVER

     Under the indenture, some of our rights and obligations and some of your rights may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any holder without its consent:

     - a change in the stated maturity date of any payment of principal or interest;

     - a reduction in payments due on notes;

     - a change in the place of payment or currency in which any payment on the notes is payable;

     - a limitation of holder's right to sue us for the enforcement of certain payments due on the notes;

     - a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture; and

     - a modification of any of the foregoing requirements.

     Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series:

     - waive compliance by us with certain restrictive covenants of the indenture; and

     - waive any past default under the indenture, except:

     - a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

     - a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

EVENTS OF DEFAULT

     "Event of Default," when used in the indenture with respect to any series of debt securities, means any of the following:

     - failure to pay interest on any debt security of that series for 30 days after payment is due;

     - failure to pay the principal of or any premium on any debt security of that series when due;

     - failure to perform any other covenant in the indenture that applies to debt securities of that series for 60 days after we have received written notice of the failure to perform in the manner specified in the indenture;

     - default with respect to over $10 million of recourse debt, or with respect to over $10 million under any mortgage, lien or other similar encumbrance, indenture or instrument, including the indenture, which secures any debt or borrowed money, and which results in acceleration of the maturity of the outstanding principal amount of the debt unless such acceleration is rescinded or the debt is discharged; or

     - certain events in bankruptcy, insolvency or reorganization.

     If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of a least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration.

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The indenture requires us to file an officers' certificate with the trustee each year that states that defaults do not exist under the terms of the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium or interest if it considers such withholding to be in the best interests of the holders.

     Other than its duties in the case of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of

     - conducting any proceeding for any remedy available to the trustee or

     - exercising any trust or power conferred upon the trustee.

     The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if

     - the holder has previously given the trustee written notice of a continuing Event of Default with respect to that series,

     - the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding,

     - the trustee has not started such proceeding within 60 days after receiving the request, and

     - the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days.

     However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce such payment.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We are permitted, at our option, to discharge certain obligations to holders of any notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year). We must irrevocably deposit with the trustee funds in an amount sufficient to pay the entire debt on such notes in respect of the principal and interest to the date of deposit (if the notes become due and payable) or to the stated maturity or redemption date, as the case may be.

     The indenture provides that we may elect either to (1) defease and be discharged from any and all obligations with respect to any series of debt securities (with certain exceptions) or (2) be released from our obligations with respect to such debt securities under the indenture, and any omission to comply with such obligations shall constitute a default or an Event of Default with respect to such debt securities, in either case upon the irrevocable deposit by us with the trustee of an amount in the currency in which such debt securities are payable at stated maturity or Government Obligations, or both, applicable to such debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on such debt securities on the scheduled due dates therefore.

     We may establish such trust if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based on a ruling of the Internal Revenue Service or a change in an applicable U.S. federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would thereafter be able to look only to such trust fund for payment of principal and interest.

     "Government Obligations" means securities that are (1) direct obligations of the United States or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of the depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

                              REGISTRATION RIGHTS

     In connection with the issuance of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes. The agreement provides that we will use our reasonable best efforts to

     - file with the SEC a registration statement relating to an exchange offer of the exchange notes for the original notes under the Securities Act,

     - cause the exchange offer to be consummated within 210 days following the issue date of the original notes,

     - keep the exchange offer open for at least 20 business days after the date on which notice of the exchange offer is mailed to the registered holders of the original notes, or longer if required by applicable law, and

     - accept for exchange all original notes duly tendered and not validly withdrawn in the exchange offer.

     As promptly as practicable after the exchange offer registration statement becomes effective, we will offer the holders of original notes who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their original notes for exchange notes registered under the

Securities Act that are substantially identical to the original notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest.

     Under the following circumstances, we will use our reasonable best efforts to file and to cause to become effective under the Securities Act a shelf registration statement to cover resales of the original notes by those holders who provide required information in connection with that shelf registration statement:

     - if any change in law or applicable interpretations by the SEC staff does not permit us to effect the exchange offer as contemplated by the registration rights agreement,

     - if the exchange offer is not consummated within 210 days after the issue date of the original notes,

     - if any initial purchaser of original notes notifies us within 20 business days following consummation of the exchange offer that

      - it is not permitted by any applicable law or interpretations to participate in the exchange offer,

      - it may not resell the exchange notes with this prospectus, or

      - it is a broker-dealer and owns original notes acquired directly from us or one of our affiliates.

     If applicable, we will use our reasonable best efforts to keep such shelf registration statement effective for a period of up to two years after the issue date of the original notes. We will have the ability to suspend the availability of the shelf registration statement in limited circumstances.

     If any registration default with respect the original notes occurs, we will become obligated to pay additional interest on the original notes at the rate of 0.25% per year. This rate will increase by an additional 0.25% per year if we have not cured the registration default within 90 days. The additional interest rate will continue until we have cured all registration defaults. In no event will the rate of additional interest exceed 1.0% per year.

     A registration default with respect to the original notes will occur if, among other things:

     - we have not consummated the exchange offer on or prior to 210 days after the issue date of the original notes, or

     - after the exchange offer registration statement or a shelf registration statement is filed and declared effective, we withdraw the registration statement or it becomes subject to an effective stop order suspending the effectiveness of the registration statement and it is not succeeded within 30 days by an amendment thereto or a new registration statement.

     If you desire to tender your original notes, you will be required to make to us the representations described under "The Exchange Offer -- Procedures for Tendering" and "-- Your Representations to Us" to participate in the exchange offer. In addition, we may require that you deliver information we will use in connection with the shelf registration statement to have your original notes included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. If you sell original notes under the shelf registration statement, you generally will

     - be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers,

     - be subject to applicable civil liability provisions under the Securities Act in connection with those sales, and

     - be bound by the provisions of the registration rights agreement applicable to you.

     This description of the registration rights agreement is a summary only. For more information, you may read the provisions of the agreement, which we have filed with the SEC. See "How to Obtain More Information."

                         BOOK ENTRY; DELIVERY AND FORM

     We will issue the exchange notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee. The global notes will be deposited on behalf of the acquirors of the exchange notes for credit to the respective accounts of the acquirors or to such other accounts as they may direct at DTC. Please read "The Exchange Offer -- Book-Entry Transfer."

GLOBAL NOTES

     DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended,

     - DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates,

     - Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations,

     - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.,

     - access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, and

     - the rules applicable to DTC and its participants are on file with the SEC.

     We have provided the following descriptions of the operations and procedures of DTC solely for your convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

     We expect that under procedures established by DTC

     - upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the exchange agent with portions of the principal amounts of the global notes, and

     - ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

     The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in exchange notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the exchange notes represented by that global note for all purposes under the indenture and under the exchange notes. Except as provided below, owners of beneficial interests in a global note

     - will not be entitled to have exchange notes represented by that global note registered in their names,

     - will not receive or be entitled to receive physical delivery of certificated notes, and

     - will not be considered the owners or holders thereof under the indenture or under the exchange notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.

     Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or the global note.

     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

     Payments on the exchange notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the exchange notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

     Transfers between participants in DTC are expected to be effected in accordance with DTC rules and settled in immediately available funds.

CERTIFICATED NOTES

     We will issue certificated notes to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global notes upon surrender by DTC of the global notes if either

     - we notify the trustee in writing that

      - DTC is no longer willing or able to act as a depositary for the global notes or

      - DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended and

      - in each case, we have not appointed a successor depositary within 90 days

     - we determine not to have the exchange notes represented by a global note, or

     - an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes.

     Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related exchange notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued.

                       FEDERAL INCOME TAX CONSIDERATIONS

     We have based the following discussion on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings and practice. We can give you no assurance that the Internal Revenue Service will not take a contrary view, and we have not obtained an opinion of counsel and have not sought and will not seek a ruling from the IRS. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions described in this section. These changes or interpretations may be retroactive and could affect the tax consequences to you. If you are an insurance company, tax-exempt organization, financial institution, broker-dealer, foreign corporation or person who is not a citizen or resident of the United States, you may be subject to special rules we have not discussed. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING YOUR ORIGINAL NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     We believe that the exchange of original notes for exchange notes in the exchange offer will not be treated as an exchange for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the original notes. Rather, the exchange notes you receive should be treated as a continuation of your original notes. As a result, there should be no federal income tax consequences to your exchanging original notes for exchange notes in the exchange offer.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, if

     - you acquire exchange notes in the ordinary course of your business, and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of exchange notes.

     We believe that you may not transfer exchange notes issued in the exchange offer without further compliance with such requirements or an exemption from such requirements if you are

     - our affiliate within the meaning of Rule 405 under the Securities Act or

     - a broker-dealer that acquired original notes as a result of market-making or other trading activities.

     The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

     If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Procedures for Tendering" and "-- Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, if a broker-dealer receives exchange notes for its own account in exchange for original notes that were acquired by it as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such exchange notes. A broker-dealer may use this prospectus, as we may amend or supplement it, in connection with these resales. We have agreed that, for a period of 180 days after the closing date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

     - in the over-the-counter market,

     - in negotiated transactions,

     - through the writing of options on the exchange notes, or

     - a combination of such methods of resale.

     The prices at which these sales occur may be

     - at market prices prevailing at the time of resale,

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an underwriter within the meaning of the Securities Act. Any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     For 180 days after the closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests them in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of counsel for the holders of the original notes, other than commissions or concessions of any broker-dealer. The initial purchasers of the original notes will reimburse us for certain of these expenses. We also have agreed to indemnify the holders of the original notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act.

                  TRANSFER RESTRICTIONS ON THE ORIGINAL NOTES

     The old notes were not registered under the Securities Act. Accordingly, we offered and sold the old notes only in private sales exempt from or not subject to the registration requirements of the Securities Act:

     - to qualified institutional buyers under Rule 144A under the Securities Act or

     - to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

     You may not offer or sell those old notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

                                 LEGAL MATTERS

     The validity of the exchange notes being offered hereby will be passed upon for us by Perkins Coie LLP, Seattle, Washington.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           -------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Forward-Looking Information...........    1
How to Obtain More Information........    1
Prospectus Summary....................    3
Shurgard..............................    3
Summary of the Exchange Offer.........    4
The Exchange Agent....................    7
The Exchange Notes....................    7
Risk Factors..........................   10
Private Placement.....................   14
Use of Proceeds.......................   14
Ratio of Earnings to Fixed Charges....   14
Capitalization........................   15
Selected Financial Data...............   16
The Exchange Offer....................   19
Description of the Notes..............   28
Registration Rights...................   36
Book Entry; Delivery and Form.........   38
Federal Income Tax Considerations.....   40
Plan of Distribution..................   40
Transfer Restrictions on the Old
  Notes...............................   41
Legal Matters.........................   41
Experts...............................   42

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                     [LOGO]

                         SHURGARD STORAGE CENTERS, INC.

                             OFFER TO EXCHANGE ITS

                             7 3/4% NOTES DUE 2011
                      THAT HAVE BEEN REGISTERED UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                             7 3/4% NOTES DUE 2011
 THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                           , 2001

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article VII of the registrant's bylaws, as amended, provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law.

     Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving acts or omissions, intentional misconduct by a director or knowing violations of law by a director or distributions illegal under Washington law, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.
Article VIII of the registrant's restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

     Officers and directors of the registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

     The above discussion of the WBCA and the registrant's bylaws and articles of incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the bylaws and the articles of incorporation.

     Section 11 of the registrant's bylaws provides as follows:

                          SECTION 11. INDEMNIFICATION

        11.1  Right to Indemnification

          Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an officer of the Corporation or that, being or having been such a Director or an officer or an employee of the Corporation, he or she is or was serving at the request of an executive officer of the Corporation as a Director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as such a Director, officer, partner, trustee, employee or agent or in any other capacity while serving as such a Director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the full extent permitted by the Washington Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, partner, trustee, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that except as provided in Section 11.2 hereof with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board. The right to indemnification conferred in this
     Section 11.1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that if the Washington Business Corporation Act requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or an officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced upon ultimate determination of nonentitlement to indemnification for such expenses under this Section 11.1 or otherwise.

        11.2  Restrictions on Indemnification

          No indemnification shall be provided to any such indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of the indemnitee finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act, for any transaction with respect to which it was finally adjudged that such indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the corporation is otherwise prohibited by applicable law from paying such indemnification, except that if Section 23B.08.560 or any successor provision of the Washington Business Corporation Act is hereafter amended, the restrictions on indemnification set forth in this subsection
     11.2 shall be as set forth in such amended statutory provision.

        11.3  Right of Indemnitee to Bring Suit

          If a claim under Section 11.1 hereof is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. Neither the failure of the Corporation (including its Board, independent legal counsel or its Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the Corporation (including its Board, independent legal counsel or its Shareholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

        11.4  Nonexclusivity of Rights

          Pursuant to Section 23B.08.560(2) or any successor provision of the Washington Business Corporation Act, the procedures for indemnification and advancement of expenses set forth in this Section are in lieu of the procedures required by Section 23B.08.550 or any successor provision of the Washington Business Corporation Act.

        11.5  Nonexclusivity of Rights

          The rights to indemnification and to the advancement of expenses conferred in this Section 11 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, vote of Shareholders or Independent Directors, provisions of the Articles of Incorporation or Bylaws or otherwise. Notwithstanding any amendment to or repeal of this Section 11, or of any of the procedures established by the Board of Directors pursuant to Section 11.9, any indemnitee shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

        11.6  Insurance, Contracts and Funding

          The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the Washington Business Corporation Act. The Corporation, without further Shareholder approval, may enter into contracts with any Director, officer, partner, trustee, employee or agent in furtherance of the provisions of this Section 11 and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section 11.

        11.7  Indemnification of Employees and Agents of the Corporation

          The Corporation may, by action of the Board, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Corporation (i) with the same scope and effect as the provisions of this Section 11 with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation; (ii) pursuant to the rights granted pursuant to, or provided by, the Washington Business Corporation Act; or (iii) as are otherwise consistent with law; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board.

        11.8  Persons Serving Other Entities

          Any Person who is or was a Director, an officer or employee of the Corporation who is or was serving (a) as a director or an officer of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Corporation or (b) in an executive or management capacity in a partnership, joint venture, trust or other enterprise of which the Corporation or a wholly owned Subsidiary of the Corporation is a general partner or has a majority Ownership shall be deemed to be so serving at the request of an executive officer of the Corporation and entitled to indemnification and advancement of expenses under Section 11.1 hereof.

        11.9  Procedures for the Submission of Claims

          The Board may establish reasonable procedures for the submission of claims for indemnification pursuant to this Section 11, determination of the entitlement of any Person thereto and review of any such determination. If such procedures are established, they shall be set forth in an appendix to these Bylaws and shall be deemed for all purposes to be a part hereof.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     Reference is made to the Exhibit Index on page II-6.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 20th day of June, 2001.

                                          SHURGARD STORAGE CENTERS, INC.

                                          By:     /s/ CHARLES K. BARBO
                                            ------------------------------------
                                                     Charles K. Barbo,
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Charles K. Barbo and Christine M. McKay, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 20th day of June, 2001.

                      SIGNATURE                                                TITLE
                      ---------                                                -----

                /s/ CHARLES K. BARBO                           President, Chief Executive Officer and
-----------------------------------------------------        Chairman of the Board (Principal Executive
                  Charles K. Barbo                                            Officer)

                 /s/ HARRELL L. BECK                            Chief Financial Officer, Senior Vice
-----------------------------------------------------       President, Treasurer and Director (Principal
                   Harrell L. Beck                               Financial and Accounting Officer)

                /s/ GEORGE HUTCHINSON                                         Director
-----------------------------------------------------
                  George Hutchinson

                 /s/ RAYMOND JOHNSON                                          Director
-----------------------------------------------------
                   Raymond Johnson

                                                                              Director
-----------------------------------------------------
                     W.J. Smith

                /s/ W. THOMAS PORTER                                          Director
-----------------------------------------------------
                  W. Thomas Porter

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.1     Indenture between the registrant and LaSalle National Bank, as Trustee, dated April 25, 1997 (Exhibit 10.4)(1)

  4.2     Supplemental Indenture dated July 11, 1997(2)

  4.3     Registration Rights Agreement dated February 20, 2001, among
          Banc of America Securities LLC, Merrill Lynch, Pierce,
          Fenner & Smith Incorporated, Banc One Capital Markets, Inc.,
          Morgan Stanley & Co. Incorporated, Salomon Smith Barney
          Inc., U.S. Bancorp Piper Jaffray, Inc., and the registrant
          (Exhibit 10.3)(3)

  4.4     Form of 7 3/4% Notes due 2011

  5.1 Opinion of Perkins Coie LLP, counsel to the registrant, as to legality of the Notes issued by Shurgard Storage Centers, Inc.*

  8.1 Opinion of Perkins Coie LLP, special tax counsel, as to certain federal income tax matters*

 12.1     Computation of ratio of earnings to fixed charges

 23.1     Consent of Deloitte & Touche LLP

 23.2     Consent of Perkins Coie LLP (included in Exhibit 5.1)

 23.3     Consent of Perkins Coie LLP (included in Exhibit 8.1)

 24.1     Power of Attorney (contained on signature page)

 25.1 Form T-1 Statement of Eligibility of LaSalle Bank, N.A. to act as trustee under the Indenture

 99.1     Form of Letter of Transmittal

 99.2     Form of Notice of Guaranteed Delivery

 99.3     Form of Letter to DTC Participants

 99.4     Form of letter to Clients

 99.5     Form of Exchange Agent Agreement

-------------------------
*   To be filed by amendment.

(1) Incorporated by reference to designated exhibit filed with the registrant's Form 10-Q for the quarter ended March 31, 1997.

(2) Incorporated by reference to designated exhibit filed with the registrant's Annual Report on form 10-K for the year ended December 31, 1997.

(3) Incorporated by reference to designated exhibit filed with the registrant's Current Report on Form 8-K dated February 23, 2001.

     All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.